Exhibit 99.2

TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com

Investor Contact

Karen Breen

303-397-8592

TELETECH ANNOUNCES INCREASED AUTHORIZATION FOR SHARE REPURCHASES

$25 Million Added to Current Repurchase Program

Englewood, Colo., August 4, 2010 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest global providers of technology-enabled revenue generation, on-demand and business process outsourcing (“BPO”) solutions, today announced that its Board of Directors has approved an increase of $25 million in the funding available for share repurchases.

This authorization brings the current total amount available for repurchase to approximately $38 million from the $13 million that was still available for share repurchases as of June 30, 2010 under the previous authorization approved by the Board in February 2010.

During the first half of the year, TeleTech repurchased 2.4 million shares of common stock for approximately $37 million.

“This increased authorization continues to demonstrate the Board’s strong confidence in TeleTech’s long-term growth prospects as well as its ongoing commitment to maximizing shareholder value,” said Kenneth Tuchman, chairman and chief executive officer.  “TeleTech’s solid balance sheet and strong cash flow from operations allow us to repurchase our stock while also continuing to stay at the forefront of technological innovation and investing in our future growth initiatives.”

The stock repurchase authorization does not have an expiration date, and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, current stock price, and other factors.

ABOUT TELETECH

TeleTech is one of the largest and most geographically diverse global providers of technology-enabled business process outsourcing solutions. TeleTech and its subsidiaries have a 28-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. TeleTech and its subsidiaries have developed deep domain expertise and support more than 275 business process outsourcing programs serving approximately 85 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by approximately 40,400 employees utilizing 34,700 workstations across 67 delivery centers in 16 countries. For additional information, visit www.teletech.com.

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